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                                                                   Exhibit 99.1


                                 THIRD AMENDMENT
                                     OF THE
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              THOMAS C. PRENDERGAST
                                       AND
                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

     This agreement (the "Agreement"), dated this 24th day of July, 2002, is by and between Heritage Property Investment Trust, Inc., a corporation organized under the laws of the State of Maryland and having its principal place of business at 535 Boylston Street, Boston, Massachusetts 02116 (the "Company"), and Thomas C. Prendergast, an individual currently residing at 62 Jack Pine Drive, Sudbury, Massachusetts 01776 (the "Executive"):

                                WITNESSETH THAT:

     WHEREAS, the Executive and the Company have heretofore entered into an employment agreement, dated as of July 9, 1999 (the "Employment Agreement");

     WHEREAS, the Employment Agreement may be amended by a written instrument signed by the Executive and a duly authorized representative of the Board of Directors of the Company;

     WHEREAS, the Company and the Executive have previously amended the Employment Agreement by their written agreements dated April 3, 2000 and February 1, 2001;

     WHEREAS, the Company and the Executive desire and intend to further amend the Employment Agreement as provided herein, to reflect and document certain additional agreements of the parties relating to the compensation of the Executive and other terms of his employment which are based on the decisions of the Company's Board of Directors upon the recommendation of the Compensation Committee of the Board and the advice of the Company's consultants, FPL Associates Consulting, following the initial public offering of the Company's Common Stock;

     WHEREAS, the parties agree that such initial public offering constitutes a "Public Market Event" as defined in Section 7(b) of the Employment Agreement;

     NOW, THEREFORE, the Company and the Executive hereby agree that the Employment Agreement shall be and is hereby amended to include new provisions or modify provisions thereof as follows. The provisions of this instrument shall supersede and take precedence over any provision of the Employment Agreement, as heretofore amended, which is in conflict therewith.

     1. Section 3 of the Employment Agreement is amended to delete the second sentence thereof and to substitute therefor the following sentence: "Commencing June 14, 2002, the Executive's base salary shall be Five Hundred Eighty-Five Thousand Dollars ($585,000) per year."


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     2. Section 4(c) of the Employment Agreement is amended to insert at the end thereof the following paragraph:

          Notwithstanding the foregoing provisions of this Section 4(c), from and after April 29, 2002, the date of completion of the initial public offering of the Company's Common Stock (the "IPO Date"), every grant or award of stock options, restricted stock, annual stock options and performance shares or any other grant or award under this Agreement which is denominated in shares of stock of the Company shall consist solely of Common Stock, unless the Company and the Executive shall agree with respect to any specific grant or award, and the Company shall specify in writing at the time of any such grant or award, that the grant or award is for Preferred Stock or Common Stock or some combination thereof. Furthermore, every grant or award of stock options, restricted stock, annual stock options and annual performance shares or any other grant or award hereunder prior to the IPO Date which was denominated in whole or in part in shares of Preferred Stock shall be changed and converted to all Common Stock effective as of the IPO Date; the parties agree that all ancillary agreements and documents heretofore delivered with respect to the grant or award of such options or shares shall be amended or superseded by documentation to reflect the change or conversion thereof to all Common Stock.

     3. Section 4 of the Employment Agreement is amended, effective as of the date set forth above, to insert after subsection (d) the following new subsection (e):

          (e) AWARDS OF STOCK OPTIONS AND RESTRICTED STOCK AFTER IPO. The Executive shall be awarded options and restricted stock on the terms and conditions set forth in Appendix E to this Agreement.

     4. Section 5(a) of the Employment Agreement is amended to delete the second sentence thereof and to substitute therefor the following sentence: "Effective for the fiscal years of the Company ending on and after December 31, 2002, the threshold bonus award shall not be less than 40% of Base Salary, the target bonus amount shall be 100% of Base Salary, and the maximum bonus amount shall be 160% of Base Salary."

     5. Section 5(d) of the Employment Agreement is amended to delete the paragraph containing the schedules of Company performance component objectives and to substitute therefor the following paragraph and schedules:

          The Executive and the Company agree that, effective for the fiscal year of the Company ending December 31, 2002, the overall Company performance component of each year's incentive award opportunities shall be based on the combination of 75% FFO Per Share Growth and 25% Same Store NOI Growth as follows:

                      FFO Per Share Growth Over Prior Year:

                             Threshold:        2.0%

                             Target:           4.0%

                             High:             6.0%


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                     Same Store NOI Growth Over Prior Year:

                             Threshold:        0.50%

                             Target:           0.75%

                             High:             1.00%

     6. Section 9(c) of the Employment Agreement is amended to include at the end thereof the following sentence: "Furthermore, upon the expiration of this Agreement at the end of a Public Market Event Extended Term, all of the Executive's annual stock options awarded under Section 5(b) hereof and his annual performance shares awarded under Section 5(c) hereof shall immediately vest."

     7. Appendix B of the Employment Agreement is amended to include at the end of the first paragraph thereof the following sentence: "Notwithstanding the foregoing, effective as of the IPO Date (April 29, 2002), the options for all 400,000 of such shares became vested and exercisable by the Executive."

     8. The Employment Agreement is amended to include Appendix E in the form attached hereto.

     9. Except as hereinabove specifically amended, all provisions of the Employment Agreement, as heretofore amended, shall continue in full force and effect.


     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.


HERITAGE PROPERTY INVESTMENT                THOMAS C. PRENDERGAST
TRUST, INC.


By:/S/BERNARD CAMMARATA                     /S/THOMAS C. PRENDERGAST
   ---------------------------------        -----------------------------------
   Bernard Cammarata
   Chairman, Compensation Committee



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                                   APPENDIX E


     As bonus compensation intended in part to reward the Executive for his past services to the Company and in part to provide incentives for his further performance after the initial public offering of the Company's Common Stock on April 29, 2002 (the "IPO Date"), the Company shall award to the Executive non-qualified options to purchase 250,000 shares of the Company's Common Stock and an aggregate of 600,000 shares of restricted stock subject to the terms set forth in this Appendix E.

     1. STOCK OPTION AWARD. Effective as of April 29, 2002, the Company hereby grants to the Executive a non-qualified option to purchase 250,000 shares of the Company's Common Stock at an option price of $25.00 per share (the "IPO Options"). Subject to customary provisions regarding the effect of termination of employment (provided that such IPO Options shall remain exercisable by the Executive until the end of any applicable Severance Period as defined herein and otherwise until at least 90 days following any termination of employment by the Executive not resulting in any such Severance Period), such IPO Options shall have a term of 10 years from the IPO Date and shall become vested and exercisable by the Executive as follows: Subject to the Executive's remaining an employee of the Company until the applicable date, options for 50,000 of such shares shall become vested and exercisable on each of the first, second, third, fourth and fifth anniversaries of the IPO Date. Notwithstanding the foregoing, if there is a Change of Control, or if the employment of the Executive should terminate by reason of (A) Disability, (B) termination by the Company for any reason other than Cause, or (C) by the Executive for Good Reason, then all IPO Options granted pursuant to this Appendix E shall immediately become vested and exercisable.

     2. RESTRICTED STOCK AWARDS. The Company has reserved for possible future issuance 600,000 shares for awards of restricted stock to the Executive subject to the following terms and conditions:

     (a) DEFINITIONS. For purposes of this Appendix E the following terms shall have the meanings indicated below:

     The "ADJUSTED DIVIDEND PERCENTAGE" for any year is the Concurrent Year Dividend Percentage for such year increased by the amount of any Extra Dividend Percentage that the Executive elects to carry back or carry forward to such year.

     The "ANNUAL PERFORMANCE MEASURES" shall be the following objective measures of the Executive's performance in the 12-month period ending on each of March 1, 2003, 2004, 2005 and 2006: (a) Transactional goals - explored at least $100 million of acquisition or disposition opportunities per year; (b) diverse tenant base - maintained portfolio with a diverse tenant base with a minimum of either 1,000 tenant leases or properties collectively totaling not less than 10 million square feet of leased space, unless a sale or other disposition of Company assets makes the achievement of such an objective impracticable; (c) tenant relationships - maintained and supported activities whose primary purpose is to develop relationships with national accounts; (d) community development - supported activities that promote the Company's relationship with local communities and/or charities; (e) organizational development - developed and reviewed a succession plan with the Compensation Committee on an annual basis. Such objective Annual



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Performance Measures may be modified or revised from time to time by mutual agreement of the Executive and the Compensation Committee.

     "AWARDED SHARES" is defined in Subsection (d) below.

     The "CONCURRENT FISCAL YEAR" is the last fiscal year of the Company ending prior to each of March 1, 2003, 2004, 2005, 2006, and 2007.

     "CONCURRENT YEAR DIVIDEND PERCENTAGE" with respect to a Concurrent Fiscal Year is the per share amount of dividends declared and paid to shareholders of the Company with respect to such Concurrent Fiscal Year divided by the Standard Dividend in effect for such year expressed as a percentage.

     An "EXTRA DIVIDEND PERCENTAGE" is the amount (expressed as a percentage) by which the dividends declared and paid to shareholders of the Company with respect to a Concurrent Fiscal Year exceeds the Standard Dividend in effect for such year. (For example, if the Standard Dividend for the fiscal year 2004 is $2.10 and the Company pays dividends of $2.20 per share, the Extra Dividend Percentage for the fiscal year 2004 is 4.76% (i.e., ($2.20 / $2.10) - 100% =
4.76%).) If an Extra Dividend Percentage arises in any fiscal year, then as of any subsequent March 1 (but not after March 1, 2007), assuming that the other conditions to an issuance of shares are met, the Executive may elect that any portion or all of the Extra Dividend Percentage shall be carried back, without duplication, to a prior fiscal year or years or carried forward, without duplication, to a subsequent fiscal year or years (provided that the sum of all such carrybacks and carryforwards shall not exceed the amount of the Extra Dividend Percentage). The amount of Extra Dividend Percentage carried to any prior or subsequent fiscal year shall be added to that year's Concurrent Year Dividend Percentage to establish the Adjusted Dividend Percentage for such prior or subsequent fiscal year; provided, however, that in no event shall the Adjusted Dividend Percentage for any such prior or subsequent year exceed 100%.

     The "STANDARD DIVIDEND" shall be total dividends of $2.10 per share of Common Stock declared and paid to shareholders of the Company with respect to the Company's fiscal year; provided that the amount of the Standard Dividend will be proportionately adjusted from time to time for any increase or decrease after July 1, 2002 in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without the receipt of consideration by the Company, and the amount of the Standard Dividend shall also be adjusted, by mutual agreement of the Executive and Compensation Committee, as appropriate to reflect any changes in the issued Common Stock resulting from any mergers, consolidations, acquisitions, dispositions, reorganizations, recapitalizations or other similar transactions.

     (b) INITIAL AWARD. The Company hereby awards and issues 120,000 shares of restricted stock to the Executive.



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     (c) ANNUAL AWARDS.

          (1) BASED ON CONCURRENT YEAR DIVIDEND PERCENTAGE. The Company shall award and issue to the Executive 120,000 restricted shares on each of March 1, 2003, 2004, 2005 and 2006, provided that, as of each such date, the following conditions are satisfied: (i) the Executive shall have remained continuously as an employee of the Company through such date; AND (ii) the Executive shall have satisfied the Annual Performance Measures during the 12-month period ending on such date as determined by the Compensation Committee of the Board; AND (iii) the Concurrent Year Dividend Percentage is at least 100%. If the Concurrent Year Dividend Percentage is less than 100% but greater than 75%, a portion of the 120,000 shares for the year shall nevertheless be awarded; in that case, the percentage of such 120,000 shares to be awarded shall be the same as the Concurrent Year Dividend Percentage. (For example, if the Company actually pays dividends equal to 91% of the Standard Dividend for the fiscal year ending December 31, 2003, then 91% of 120,000 shares would be awarded to the Executive on March 1, 2004 under this Subsection (c)(1).) If the Concurrent Year Dividend Percentage for any year is greater than 100%, the Executive shall be entitled to cause the Concurrent Year Dividend Percentage for any prior or subsequent fiscal year in which the Concurrent Year Dividend Percentage is less than 100% to be increased (but not in excess of 100%), in which case, the Concurrent Year Dividend Percentage for each prior or subsequent year shall be the "Adjusted Dividend Percentage" for such prior or subsequent year. Subsections (c)(2) and
(c)(3) below shall govern the extent to which additional shares may be awarded as the result of the immediately preceding sentence.

          (2) BASED ON ADJUSTED DIVIDEND PERCENTAGE - CARRYFORWARD. If less than 100% of the 120,000 shares are awarded on any March 1 under Subsection (c)(1) above because the Concurrent Year Dividend Percentage for that year was less than 100%, some or all of the 120,000 shares not awarded shall nevertheless be awarded on such March 1 if the following conditions are satisfied as of such March 1: (i) the Executive shall have remained continuously as an employee of the Company through such date; AND (ii) the Executive shall have satisfied the Annual Performance Measures during the 12-month period ending on such date as determined by the Compensation Committee of the Board; AND (iii) the Adjusted Dividend Percentage exceeds 75%; AND (iv) the Adjusted Dividend Percentage exceeds the Concurrent Year Dividend Percentage. If those conditions are satisfied, the percentage of such 120,000 shares to be awarded under this Subsection (c)(2) shall be the same as the Adjusted Dividend Percentage (reduced by the percentage of shares, if any, awarded pursuant to Subsection (c)(1) above). (For example, if the Concurrent Year Dividend Percentage for the fiscal year ending December 31, 2004 is 79% and the Adjusted Dividend Percentage for such year is 85% (because the Executive elected to carry forward some or all of an Extra Dividend Percentage that arose in the 2003 fiscal year because the Company paid dividends to its shareholders in excess of the Standard Dividend for the 2003 fiscal year), then of the 120,000 shares available for award on March 1, 2005, 79% of such shares would be awarded pursuant to Subsection (c)(1) above and an additional 6% of such shares would be awarded pursuant to this Subsection (c)(2).)

          (3) BASED ON ADJUSTED DIVIDEND PERCENTAGE - CARRYBACK. If less than 120,000 shares were awarded under Subsection (c)(1) and (c)(2) above as of any of March 1, 2003, 2004, 2005, or 2006 because the applicable Concurrent Year Dividend Percentage for that year was less than 100% and any Adjusted Dividend Percentage applied to that year was less than 100%


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(the "Unawarded Shares"), such Unawarded Shares for any such year shall nevertheless be awarded on any subsequent March 1 (but not after March 1, 2007), if and to the extent that the following conditions are satisfied as of the subsequent March 1: (i) the Executive shall have remained continuously as an employee of the Company through such March 1; AND (ii) the Executive shall have satisfied the Annual Performance Measures during the 12-month period ending on such March 1 as determined by the Compensation Committee of the Board; AND (iii) the Adjusted Dividend Percentage exceeds 75%; AND (iv) the Adjusted Dividend Percentage exceeds the prior Concurrent Year Dividend Percentage and any prior Adjusted Dividend Percentage applied under Subsection (c)(1) or (c)(2) or this Subsection (c)(3) with respect to the Unawarded Shares. If these conditions are satisfied, then any or all of the Unawarded Shares (but not more than 100% of such shares) shall be awarded as of the current March 1, but no such shares shall be awarded under this Subsection (c)(3) after March 1, 2007. (For example, if none of the 120,000 shares were awarded on March 1, 2003 (the "2003 Shares") because the Concurrent Year Dividend Percentage was only 72%, but after the fiscal year ending December 31, 2004, the Adjusted Dividend Percentage for 2003 has become 80% (because the Executive elected to carry back some or all of an Extra Dividend Percentage arising in the 2004 fiscal year because the Company paid dividends to its shareholders in excess of the Standard Dividend for the 2004 fiscal year), then 80% of the 120,000 2003 Shares would be awarded on March 1, 2005 under this Subsection (c)(3), and such Awarded Shares would be restricted until March 1, 2006 as provided in Subsection (d); if after the 2005 fiscal year the Adjusted Dividend Percentage for 2003 has become 95% (because the Executive elected to carry back some or all of an Extra Dividend Percentage arising in the 2005 fiscal year because the Company paid dividends to its shareholders in excess of the Standard Dividend for the 2005 fiscal year), an additional 15% of the 120,000 2003 Shares would be awarded on March 1, 2006 under this Subsection (c)(3), and such additional Awarded Shares would be restricted until March 1, 2007 as provided in Subsection (d).)

     (d) VESTING. Such shares as have been awarded to the Executive pursuant to Subsection (b) or (c) above ("Awarded Shares") shall be restricted shares in that the Executive shall not be permitted to transfer such Awarded Shares and such Awarded Shares shall be forfeited to the Company if the vesting conditions specified in this Subsection (d) are not satisfied with respect to such shares. However, dividends shall be paid, and the Executive shall be entitled to exercise all voting rights, with respect to all Awarded Shares whether such shares are vested or unvested. The transfer restrictions and forfeiture provisions shall lapse with respect to the Awarded Shares as follows:

          (1) As to the 120,000 shares awarded pursuant to Subsection (b) above, the transfer restrictions and forfeiture provisions shall lapse on March 1, 2003, IF the Executive shall have remained continuously as an employee of the Company until March 1, 2003.

          (2) As to each award of shares on March 1, 2003, 2004, 2005 and 2006 pursuant to Subsection (c)(1), (c)(2) or (c)(3) above, the transfer restrictions and forfeiture provisions shall lapse on the first anniversary of the date of the award (for example, the restrictions will lapse on March 1, 2005 with respect to all shares awarded on March 1, 2004), IF the Executive shall have remained continuously as an employee of the Company until such first anniversary.

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          (3) As to any award of shares on March 1, 2007 pursuant to Subsection
(c)(3) above, the transfer restrictions and forfeiture provisions shall lapse on March 1, 2007, IF the Executive shall have remained continuously as an employee of the Company until March 1, 2007.

          (4) Notwithstanding the foregoing provisions of this Subsection (d), if there is a Change of Control, or if the employment of the Executive should terminate by reason of (A) Disability, (B) termination by the Company for any reason other than Cause, or (C) by the Executive for Good Reason, then the transfer restrictions and forfeiture provisions shall immediately lapse as to all of the Awarded Shares.

          (5) The Awarded Shares as to which the transfer restrictions and forfeiture provisions have lapsed shall be registered under the Securities Act of 1933, shall be fully paid and nonassessable shares, and shall be fully vested in the Executive and not subject to any transfer restrictions or forfeiture provisions.

     (e) CHANGE OF CONTROL. Notwithstanding the foregoing provisions of this
Section 2, if there is a Change of Control, or if the employment of the Executive should terminate by reason of (A) Disability, (B) termination by the Company for any reason other than Cause, or (C) by the Executive for Good Reason, then the Company shall thereupon immediately award and issue to the Executive a number of shares equal to the difference between 600,000 and the number of shares previously awarded pursuant to this Section 2, and all such shares shall be registered under the Securities Act of 1933, shall be fully paid and nonassessable shares, and shall be fully vested in the Executive and not subject to any transfer restrictions or forfeiture provisions.

     (f) TAX MATTERS. Notwithstanding Appendix B to the contrary, the parties hereto agree that the Executive shall not be entitled to receive, and the Company shall not be required to pay, any Tax Offset Payments with respect to the issuance or exercise of the IPO Options or the restricted shares issued pursuant to (b) and (c) above. The parties also understand that the lapse of the transfer restrictions and forfeiture provisions with respect to shares awarded pursuant to this Section 2 shall result in the inclusion of the value of such shares at that time in the gross income of the Executive for federal and state income tax purposes. The parties expect that an amount equal to the value of the shares when they become vested will be subject to withholding of applicable federal and state income taxes and Social Security payroll and withholding taxes. The parties agree that such withholding taxes shall be provided for, at the election of the Executive at the time any shares become vested, by withholding from the shares becoming vested a number of shares having a value equal to the aggregate withholding tax liability.

     3. AWARDS PURSUANT TO PLAN AND AGREEMENTS. The awards of stock options and restricted shares under this Appendix E shall be made by the Company to the Executive pursuant to the Company's Amended and Restated 2000 Stock Option Plan and pursuant to written stock option and restricted stock agreements, each such agreement containing customary terms and conditions, provided that the terms of such agreements shall not contain any terms or limitations with respect to these awards to the Executive that are inconsistent with the foregoing provisions of this Appendix E.


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